UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2017

HV Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	333-213537	46-4351868
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3501 Masons Mill Road, Suite 401, Huntingdon Valley, Pennsylvania		19006
(Address of Principal Executive Offices)		(Zip Code)

(267) 280-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 8.01                      Other Events

On January 4, 2017, HV Bancorp, Inc. (the “Company”) announced that at a special meeting of members (depositors and certain borrowers) of Huntingdon Valley Bank (the “Bank”) held on January 4, 2017, members of the Bank approved the Plan of Conversion pursuant to which the Bank will convert from a mutual to a stock form of organization.

In addition, the Company announced that, subject to the satisfaction of closing conditions, it intends to close the mutual-to-stock conversion of the Bank and stock offering of the Company on January 11, 2017, at which time the Company will become the holding company of the Bank.  The shares of common stock sold in the offering are expected to begin trading on the Nasdaq Capital Market on January 12, 2017 under the ticker symbol “HVBC.”

The Company also announced that it intends to sell 2,182,125 shares of common stock, representing the adjusted maximum of the offering range, at $10.00 per share, for gross offering proceeds of $21.8 million.  The offering was oversubscribed in the first category of the subscription offering by eligible account holders as of June 30, 2015.  Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in the Bank’s Plan of Conversion.

A copy of the press release dated January 4, 2017, is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits
	Exhibit	Description
	99.1	Press Release dated January 4, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HV BANCORP, INC.
DATE: January 4, 2017	By:	/s/ Joseph C. O’Neill, Jr.
Joseph C. O’Neill, Jr.
Executive Vice President and Chief Financial Officer